PRELIMINARY COPY OCTOBER 22, 1998
SUBJECT TO COMPLETION


[LOGO]                                                           AlliedSignal Inc.
                                                                 P.O. Box 3000
                                                                 Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

October   , 1998

Dear AMP Shareowners:

     I am writing to request that you consent to the election of AlliedSignal's nominees to a majority position on the AMP Board of Directors.

     On August 4, we presented you with the opportunity to sell your stock to AlliedSignal for $44.50 per share in cash. At that time, AMP stock was selling at approximately $29 per share, and our offer represented a premium of approximately 55%. Since then the Dow Jones Industrial Average has declined by
    % and the S&P 500 Stock Index has declined by %. If we had not made our offer, what would your stock be worth today?

     The AMP Board rejected our offer and said to you: 'Trust us.' They asked you not to tender your shares as a vote of confidence in their restructuring plan. For three years they have promised that performance would improve, but they have consistently reported disappointing results, and AMP's share price has under-performed the market.

     On September 11 you voiced your overwhelming support for our $44.50 offer by tendering 72% of your shares in our initial offer to buy all the AMP shares. Then, after we amended our offer to limit it to 20 million shares (the most we could buy without triggering AMP's poison pill), you again tendered 72% of your shares. These are exceptionally strong messages that the shareowners want the company sold.

     Rather than removing the anti-takeover measures already in place, the AMP Board has instead strengthened the poison pill on several occasions and put new obstacles in the way of your being able to decide for yourself whether to sell all your shares to AlliedSignal. They even tried to get the Pennsylvania legislature to pass a law that would prevent you from voting your shares by written consent. Despite the AMP Board's efforts to stop you from being able to accept our offer, we have demonstrated our commitment by buying 20 million AMP shares, making AlliedSignal AMP's largest shareowner. Now we would like to take the next step by electing our nominees to AMP's Board.

     In our judgment, election of our nominees to the AMP Board will prevent the creation of further obstacles and will increase the likelihood that you will be the ultimate decision makers on whether to sell all your AMP shares for $44.50 per share in cash.

     This is your opportunity to prevent the existing AMP directors and management from continuing to stand in the way of your realizing $44.50 in cash for all your shares. In consenting to these proposals, you will take back the power to decide the future of your investment.

     I urge you to read the enclosed materials, which describe our proposals in greater detail. Then, please fill out, date and sign the enclosed blue card as soon as possible and mail it in the envelope provided.

                                         Sincerely,

                                         LARRY BOSSIDY
                                         Chairman and Chief Executive Officer

                                   IMPORTANT

     1. If your shares of Company Common Stock are held in your own name, please mark, sign and date the enclosed BLUE consent card and mail it to Morrow & Co., Inc. in the postage-paid envelope provided.

     2. If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares of Company Common Stock and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE consent card to be signed representing your shares of Company Common Stock. AlliedSignal and PMA urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to AlliedSignal and PMA in care of Morrow & Co., Inc. at the address set forth below so that AlliedSignal and PMA will be aware of all instructions given and can attempt to ensure that these instructions are followed.

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                               TABLE OF CONTENTS


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                                                                                                         --------

Risk Factors..........................................................................................          2

Background of the Solicitation........................................................................          4

The Nominee Election Proposals........................................................................          8

Voting Securities and Principal Holders...............................................................         16

Certain Information Concerning AlliedSignal and PMA...................................................         17

Solicitation of Consents..............................................................................         17

Consent Procedure.....................................................................................         18

Effectiveness and Revocation of Consents..............................................................         19

Special Instructions..................................................................................         20

Dissenters' Rights....................................................................................         20

Litigation............................................................................................         21

ANNEX I...............................................................................................      A-I-1

ANNEX II..............................................................................................     A-II-1

ANNEX III.............................................................................................    A-III-1

ANNEX IV..............................................................................................     A-IV-1

ANNEX V...............................................................................................      A-V-1

PRELIMINARY COPY -- OCTOBER 21, 1998
SUBJECT TO COMPLETION
OCTOBER   , 1998

                               CONSENT STATEMENT
                                       OF
                               ALLIEDSIGNAL INC.
                          PMA ACQUISITION CORPORATION

     This Consent Statement is furnished by AlliedSignal Inc., a Delaware corporation ('AlliedSignal'), and its wholly owned subsidiary, PMA Acquisition Corporation, a Delaware corporation ('PMA'), in connection with the solicitation by AlliedSignal and PMA of written consents from holders of shares of common stock, without par value ('Company Common Stock'), of AMP Incorporated, a Pennsylvania corporation (the 'Company'), to take the following actions without a shareholders meeting, as permitted by the Company's Articles of Incorporation and Pennsylvania law:

          (1) Amend Section 2.2 of Article II of the Company's by-laws (the 'Company By-laws') to fix the number of directors of the Company at twenty-eight;

          (2) Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company's Board of Directors (the 'Company Board') created as a result of a shareholder amendment to the Company By-laws may be filled only by a vote of the Company's shareholders;

          (3) Amend Section 1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate candidates for election to the Company Board pursuant to shareholder action by written consent need not comply with the advance notification provisions of the Company By-laws applicable to the nomination of candidates in connection with meetings of the shareholders (the 'Advance Notification Provisions');

          (4) Elect seventeen nominees of AlliedSignal and PMA (the 'Nominees') to serve as directors of the Company (or, if any such Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees); and

          (5) Repeal each provision of and amendment to the Company By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the Nominee Election Proposals (as defined below) and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board.

     All of the foregoing actions (collectively, the 'Nominee Election Proposals') are designed to facilitate the election of the Nominees to the Company Board. To the extent not constrained by the Company's Rights Agreement, the Nominees, if elected, intend, subject to their fiduciary duties as directors of the Company owed solely to the Company, to seek to cause the Company to enter into an agreement providing for a merger or other business combination (a 'Proposed Merger') with AlliedSignal in which the Company's shareholders would receive $44.50 per share in cash. A merger agreement would be subject to the affirmative vote of at least 66 2/3% of the votes cast by holders of all shares of Company Common Stock entitled to vote unless AlliedSignal has previously purchased 80% or more of the outstanding shares of Company Common Stock and, under certain circumstances, the affirmative vote of the Company's shareholders entitled to cast at least a majority of the votes that all of the Company's shareholders, other than AlliedSignal, are entitled to cast. See 'BACKGROUND OF THE SOLICITATION.'

     The Company Board has fixed October 15, 1998 as the record date for the solicitation for the Nominee Election Proposals (the 'Record Date').

     This Consent Statement and the related BLUE consent card are first being
sent or given on or about        , 1998 to all holders of record of shares of
Company Common Stock on the Record Date. The Company Common Stock constitutes the only outstanding class of voting securities of the Company. Accordingly, only record holders of shares of Company Common Stock are entitled to execute and deliver consents.

     ALLIEDSIGNAL AND PMA RECOMMEND THAT YOU CONSENT TO EACH OF THE NOMINEE ELECTION PROPOSALS. YOUR CONSENT AT THIS TIME IS A CRITICAL PART OF ALLIEDSIGNAL'S EFFORT TO PRESENT TO YOU ITS OFFER OF $44.50 PER SHARE FOR YOUR COMPANY COMMON STOCK.

                                  RISK FACTORS



CONFLICTS OF INTEREST



     The Nominees, if elected as directors of the Company, will owe a fiduciary duty solely to the Company under Pennsylvania law. The Nominees understand that, in their actions as directors of the Company, they may not be guided by or take into account any duties or responsibilities they may have in other capacities to AlliedSignal or its stockholders. Each Nominee has undertaken personally (in writing) to be bound by and discharge his or her duty of undivided loyalty to the Company and has agreed to perform his or her duties in good faith, in a manner that he or she reasonably believes to be in the best interests of the Company. Moreover, AlliedSignal has authorized and requested the Nominees to participate in this consent solicitation and has agreed to the Nominees fulfilling all of the duties they would have to the Company under Pennsylvania law, even if those duties conflict with the interests of AlliedSignal. See 'THE NOMINEE ELECTION PROPOSALS.'



     Nevertheless, because each Nominee is currently an executive officer or director of AlliedSignal, the Nominees, if elected, will have a conflict of interest when acting as Company directors in all matters in which AlliedSignal's interests differ from those of other Company shareholders.



     These conflict of interest situations will include:



       actions with regard to any AlliedSignal tender offer for Company Common Stock;



       the determination of whether the Company should remain independent in light of the Company's current business plan;



       actions with regard to a Proposed Merger; and



       proposals by third parties to acquire some or all of the Company.



     These conflict of interest situations may also include some or all of the decisions regarding the business and operations of the Company until AlliedSignal completes or abandons its proposed acquisition of 100% of the Company, such as:



       decisions regarding whether to retain or discharge officers and employees of the Company;



       the authorizing of actions in furtherance of the Company's current business plan;



       the proper levels of compensation to provide maximum incentive for maximum operating performance;



       the date of the Company's 1999 annual meeting; and



       the slate of board nominees for election as directors at the 1999 annual meeting.



     The many possible conflict of interest situations involving the Nominees may have a number of adverse effects on the Company. These may include:



       delay and complication in implementing business plans and decisions, including any operational restructurings;



       uncertainty about the validity and effect of board actions;



       creation of a divided board that does not function smoothly;



       litigation (which could be protracted) among the directors and by shareholders seeking injunctive relief or monetary damages;



       damaged executive and employee morale; and



       significant legal and transactional expenses that would otherwise not be incurred.



     The Nominees have not formulated any specific plan or procedure with respect to the method by which they will comply with their fiduciary duties solely to the Company in conflict of interest situations. They intend to discharge their fiduciary duty solely to the Company with the advice of independent Pennsylvania counsel, and where appropriate the advice of independent financial advisors or other appropriate independent consultants and advisors, and after taking into account all then prevailing facts and circumstances. The Nominees, if elected, intend to convene the Company Board and begin an orderly process of addressing AlliedSignal's expressed desire to acquire the Company through a tender offer or business combination. This process would begin with a thorough review of the information previously presented to the Company Board by its management and financial and legal advisors regarding the AlliedSignal acquisition proposal. Depending on the prevailing facts and circumstances, the process may also include:

       a decision by those Nominees who are officers of AlliedSignal not to participate in any meetings of the Company Board dealing with AlliedSignal's acquisition proposals;



       the creation of a committee of the Company Board to deal with the AlliedSignal acquisition proposal (and any third party acquisition proposals), which committee may not include any current or former executives of AlliedSignal or the Company but might consist entirely or in part of current Company directors; and



       the solicitation of acquisition proposals from third parties.



     The Nominees' (and presumably the other Company directors') decisions regarding the appropriate process for dealing with the AlliedSignal acquisition proposal would necessarily be based on events and circumstances that the Nominees are not aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as actions of the Company Board not known to the Nominees (including any solicitation or receipt of expressions of interest from possible third party buyers), the views of unaffiliated directors, officers and other executives of the Company, developments in the Company's business, operations and financial performance, changes in the U.S. and global economies, changes in the U.S. and global debt and equity markets, and any future judicial decisions regarding the validity of various provisions of the Company's Rights Agreement. In addition, there can be no assurance that some or all of the current Company directors will not resign as directors of the Company if the Nominees are elected.



RIGHTS AGREEMENT



     Under the Company's Rights Agreement, dated October 25, 1989, as amended (the 'Rights Agreement' or the 'Poison Pill'), if the Nominees are elected, the Rights issued under the Poison Pill can no longer be redeemed and the Poison Pill can no longer be amended (the 'Nonredemption Provision'). AlliedSignal has brought suit challenging the validity and enforceability of the Nonredemption Provision. On October 8, 1998, the Federal District Court hearing the case upheld the validity of the Nonredemption Provision. Unless this decision is overturned on appeal, the election of the Nominees as a majority of the Company Board would preclude a business combination by the Company with any person, including AlliedSignal, prior to the expiration of the Poison Pill on November 6, 1999. See 'BACKGROUND OF THE SOLICITATION -- AlliedSignal Nominee Election Proposals' and 'LITIGATION.'

                         BACKGROUND OF THE SOLICITATION


     AlliedSignal Tender Offers. On August 10, 1998, PMA commenced an offer to purchase (the 'Initial Offer') all the outstanding shares of Company Common Stock, together with the associated common stock purchase rights (the 'Rights' and, together with the Company Common Stock, the 'Shares') issued pursuant to the Rights Agreement, at $44.50 per Share.


     On September 14, 1998, AlliedSignal and PMA amended the Initial Offer to reduce the number of Shares being sought to 40 million Shares, approximately the maximum number of Shares (based on the number of Shares reported by the Company to be then outstanding) that PMA could acquire without becoming an 'Acquiring Person' under the Poison Pill. On September 21, 1998, after the Company Board reduced from 20% to 10% the Share ownership threshold at which a person would become an 'Acquiring Person' under the Poison Pill, AlliedSignal and PMA further amended the Initial Offer to reduce the number of Shares being sought to 20 million Shares at $44.50 per Share (the 'Amended Initial Offer'). The purpose of the Amended Initial Offer was for AlliedSignal, through PMA, to acquire a significant equity interest in the Company as the first step toward a business combination of AlliedSignal and the Company and to obtain a significant vote for purposes of this consent solicitation.

     The Amended Initial Offer expired at 12:00 midnight, New York City time, on Thursday, October 8, 1998. Approximately 156.6 million Shares were validly tendered at the expiration of the Amended Initial Offer. On October 9, 1998, AlliedSignal announced that PMA had accepted for payment all 20 million Shares sought pursuant to the Amended Initial Offer, resulting in a proration factor of approximately 12.8%.


     As a result of the Amended Initial Offer, AlliedSignal has become the beneficial owner of 20,000,100 Shares, or approximately 9.1% of the number of Shares reported to be outstanding in the Company's Tender Offer Statement on
Schedule 13E-4 (the 'Company 13E-4'), dated October 9, 1998. As of October 20, 1998, AlliedSignal was the Company's largest shareholder. The Company is seeking to enjoin AlliedSignal from voting the Shares purchased by it in the Amended Initial Offer on the basis that the purchase of Shares by AlliedSignal is subject to the Control Share Acquisition Statute. See 'LITIGATION.' Unless this injunction is granted, AlliedSignal and PMA intend to vote all of the Shares owned by them in favor of the Nominee Election Proposals.


     Because AlliedSignal is the beneficial owner of less than 10% of the outstanding Shares (based on the number of Shares reported in the Company 13E-4 to be outstanding), AlliedSignal believes that it is not an 'Acquiring Person' under the Poison Pill and that the provisions of Subchapters E, F, G and I of Chapter 25 of the Pennsylvania Business Corporation Law (the 'PBCL') have not been triggered. These provisions of the PBCL establish a series of barriers to the acquisition of the Company.


     AlliedSignal (through PMA) intends promptly to commence another tender offer (the 'Second Offer') to purchase all Shares not owned by AlliedSignal at $44.50 per Share, net to the seller in cash. If the Company's self-tender offer (described below under 'BACKGROUND OF THE SOLICITATION -- Company Self-Tender Offer') is consummated, the consideration in the Second Offer and the Proposed Merger will be reduced so that shareholders receive a 'blended value' of $44.50 per Share for all of the outstanding Shares. For example, taking into account AlliedSignal's previous acquisition of 20 million Shares at $44.50 per Share and assuming that the Company purchases 30 million Shares at $55.00 per Share in its self-tender offer, and further assuming that, prior to the purchase by the Company of the 30 million Shares, 221,039,160 Shares are outstanding on a fully diluted basis, the consideration per Share in the Second Offer and Proposed Merger would be reduced to $42.64 in order to produce a $44.50 'blended value.' In addition, AlliedSignal reserves the right to further reduce the consideration in the Second Offer and Proposed Merger in order to reflect any diminution in value of the Company arising out of the incremental costs and fees of the Company's financing in connection with its self-tender offer and to increase or decrease the consideration in the Second Offer and Proposed Merger as a result of changes in the Company's business or financial condition, prevailing interest rates, or stock market, financial or other economic conditions. Any increase or reduction in the consideration to be paid in the Second Offer would require that the Second Offer remain open for at least 10 business days from the date that notice of the increase or decrease is first published, sent or given to shareholders. Moreover, any decrease in the consideration to be paid in the Second Offer or Proposed Merger could subject any agreement governing a Proposed Merger to Section 2538 of the

PBCL which would require that agreement to be approved by the affirmative vote of the Company's shareholders entitled to cast at least a majority of the votes that all of the Company's shareholders, other than AlliedSignal, are entitled to cast.


     The Second Offer will be subject to a number of conditions, including (i) acquisition of Shares pursuant to the Second Offer having been approved by the Company Board for purposes of Chapter 29, Subchapter F (the 'Business Combination Statute') of the PBCL or PMA being satisfied, in its reasonable discretion, that the Business Combination Statute is invalid or otherwise inapplicable to the Second Offer and the Proposed Merger, (ii) the Rights having been redeemed by the Company Board or PMA being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Second Offer and the Proposed Merger (the 'Rights Condition'), (iii) there being validly tendered and not withdrawn prior to the expiration of the Second Offer that number of Shares which, together with the 20,000,100 Shares now owned by PMA, represent at least a majority of all of the outstanding Shares on a fully diluted basis and (iv) PMA having been accorded the right to vote the Shares acquired by it pursuant to the Second Offer and the Initial Offer under Chapter 25, Subchapter G of the PBCL or there being validly tendered and not withdrawn prior to the expiration of the Second Offer that number of Shares which, together with the 20,000,100 Shares now owned by PMA, represent at least 80% of the outstanding Shares on a fully diluted basis.



     In connection with the Initial Offer and this consent solicitation, AlliedSignal filed suit against the Company (the 'AlliedSignal Action') in the United States District Court for the Eastern District of Pennsylvania (the 'District Court'), among other things, to invalidate the Nonredemption Provision of the Poison Pill. On October 8, 1998, the District Court issued an order (the 'District Court Order'), among other things, upholding the Nonredemption Provision of the Poison Pill. Accordingly, if the Nominees are elected, unless the District Court Order with respect to the Nonredemption Provision is overruled on appeal or the Rights Condition is otherwise satisfied, neither the Second Offer nor the Proposed Merger could be consummated before November 6, 1999. See 'BACKGROUND OF THE SOLICITATION -- AlliedSignal Nominee Election Proposals' and 'LITIGATION.' Complete information about the Second Offer will be contained in a Statement on Schedule 14D-1 and Offer to Purchase and related Letter of Transmittal (collectively, the 'Second Offer to Purchase') included therein that will be filed with the Securities and Exchange Commission (the 'Commission').


     AlliedSignal Nominee Election Proposals. On August 12, 1998, AlliedSignal filed preliminary material with the Commission for its consent solicitation, in which it proposed to seek shareholders' consent to the election of the Nominees and to the other proposals set forth below under 'THE NOMINEE ELECTION PROPOSALS.' See also 'LITIGATION.'

     Subject to the fulfillment of their fiduciary duties as directors of the Company owed solely to the Company, the Nominees intend, if elected as directors of the Company, to seek to cause the Company to enter into and consummate a Proposed Merger with AlliedSignal as soon as reasonably practicable and under circumstances in which the Rights would not be triggered which, as noted above, could be as late as November 6, 1999.

     The Nominees also intend to take whatever other actions are appropriate, subject to fulfillment of their fiduciary duties as directors of the Company owed solely to the Company, to facilitate the Second Offer and Proposed Merger, including approving the Second Offer and Proposed Merger for purposes of the Business Combination Statute.

     At the time AlliedSignal and PMA commenced the Initial Offer, the Rights Agreement provided that, under certain circumstances, the decision to redeem the Rights required the concurrence of a majority of the members of the Company Board who were members of the Company Board prior to October 25, 1989 (the 'Continuing Directors') and their nominees (the 'Dead Hand Provision'). AlliedSignal and PMA believed that the Dead Hand Provision was unenforceable. Accordingly, on August 4, 1998, AlliedSignal filed the AlliedSignal Action which sought to have the Dead Hand Provision declared invalid. See 'LITIGATION.'

     AlliedSignal also believed that the Rights Agreement, as in effect at the time the Initial Offer commenced, would have permitted AlliedSignal to consummate a merger with the Company without triggering the dilutive effect of the Rights (even if the Continuing Directors refused to redeem the

Rights), so long as AlliedSignal did not acquire 20% or more of the Company Common Stock before the merger. AlliedSignal was also of the view that, if the Nominees were elected to and constituted a majority of the Company Board, the Continuing Directors could have been persuaded to redeem the Rights, in furtherance of their fiduciary duties to the Company, although there were no assurances that this would have been the case.


     In response to the Initial Offer and to AlliedSignal's stated intention to seek shareholder consent to the election of the Nominees, the Company Board, at a meeting held on August 20, 1998, approved Amendment No. 3 to the Rights Agreement -- the Nonredemption Provision -- which provided that:


          (i) unless the Rights are redeemed prior thereto, a merger or other business combination transaction will be an event triggering a Transaction Exercise Right, irrespective of whether other events have previously occurred to cause the Rights Certificates to have been distributed, (ii) the Rights shall become nonredeemable upon a change in the Board occurring at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitute a majority of the Board of Directors, (iii) the Qualifying Offer exception shall be applicable unless and until the Rights become nonredeemable under clause
     (ii) above, and (iv) the Rights Agreement generally may not be amended when the Rights are not redeemable.


     The Nonredemption Provision, which effectively replaced the Dead Hand Provision, makes the Rights non-redeemable by any directors, even 'disinterested' directors, if a majority of the Company Board are persons other than the current directors of the Company or their designees. The Nonredemption Provision also eliminated AlliedSignal's ability to consummate a merger without a prior redemption of the Rights.


     The Nonredemption Provision would remain in effect until the expiration of the Rights Agreement on November 6, 1999 and, if the Nominees are elected and constitute a majority of the Company Board, would preclude a business combination by the Company with any person, including AlliedSignal, prior to November 6, 1999, no matter what the price offered or terms specified. At the August 20, 1998 meeting, the Company Board also adopted a resolution providing that, for a period of six months after the expiration of the Rights Agreement, the Company will neither adopt nor have in place a shareholder rights plan.

     Although the District Court Order upheld the Nonredemption Provision, AlliedSignal and PMA continue to believe that the Nonredemption Provision is invalid and unenforceable because it is ultra vires, constitutes an impermissible manipulation of the corporate governance machinery and unreasonably interferes with the exercise of the shareholder franchise in violation of Pennsylvania law. Moreover, the Nonredemption Provision deprives current and future directors of the Company of the ability to exercise their judgment and discretion in the best interests of the Company and it strips the Company Board of its ability to fulfill its fiduciary duties to the Company. Allied Signal is appealing the District Court Order with respect to the Nonredemption Provision. There can be no assurance that this appeal will be successful. See 'LITIGATION.'

     In reaching its conclusion that the Nonredemption Provision is invalid and unenforceable, AlliedSignal has relied on the opinion of Pennsylvania counsel, Dechert Price & Rhoads, which considered, among other things, applicable statutory language and Comments and legislative history of the PBCL, as amended, including, without limitation, Sections 1712, 1525, 1715, 1721, 1725, and 1502. Counsel also relied on the District Court's November 19, 1996 ruling in Norfolk Southern Corp. v. Conrail (holding conduct that disenfranchises shareholders by depriving them of a meaningful vote to be fundamentally unfair under Pennsylvania law); IBS Financial Corp. v. Seidman & Assocs., L.L.C. (board action primarily motivated by a desire to frustrate the shareholder franchise is suspect under New Jersey law); Blasius Indus., Inc. v. Atlas Corp. (action designed principally to interfere with the effectiveness of a shareholder vote inevitably involves a conflict between the board and a shareholder majority under Delaware law); Carmody v. Toll Brothers, Inc. (stating that provisions in corporate instruments that are intended principally to restrain or coerce the exercise of the shareholder franchise are deeply suspect under Delaware law); and Bank of New York Co. v. Irving Bank Corp. (invalidating unilateral board action restricting powers of future boards of directors to amend or redeem poison pills under New York law). These statutory sections and case law taken together, in counsel's opinion, make it illegal under Pennsylvania law for a board of directors to deprive a future board of directors of the powers and duties imposed upon directors under the PBCL and to interfere with the voting rights of shareholders. The opinion acknowledges the issuance of the District Court Order and indicates that there are no cases directly on point.

     AlliedSignal Shareholder Rights Proposal. On September 14, 1998, AlliedSignal filed revised preliminary consent solicitation material with the Commission, pursuant to which it added a new 'Shareholder Rights Proposal' to its consent solicitation. The Shareholder Rights Proposal would amend the Company By-laws to remove from the Company Board all powers with respect to the Rights Agreement and vest those powers in a group of three representatives, the 'Rights Agreement Managing Agents.' The Rights Agreement Managing Agents, in turn, would amend the Rights Agreement in a number of respects, including making it inapplicable to: (i) any tender or exchange offer (including the Second Offer), if, as a result of that offer, the offeror and its affiliates would be the beneficial owners of a majority of the outstanding shares of Company Common Stock and (ii) any merger (including the Proposed Merger) if the merger either does not require shareholder approval or is approved by the requisite vote of Company shareholders. The Rights Agreement Managing Agents also would amend the Rights Agreement to make the Rights redeemable and to make other changes to facilitate an acquisition of the Company.

     In response to AlliedSignal's Initial Amended Offer and Shareholder Rights Proposal, on September 17, 1998, the Company Board approved Amendment No. 4 to the Rights Agreement which amended the definition of the term 'Acquiring Person' to reduce from 20% to 10% the Share ownership threshold at which a person who has made an unsolicited acquisition proposal may become an Acquiring Person and thereby trigger a number of the provisions of the Rights Agreement. Amendment No. 4 also contained a provision (the 'Shareholder Rights Proposal Nullification Provision') that provides that the Rights Agreement will not be amendable, the Rights will not be redeemable and the Company Board will not be entitled to exercise certain discretionary authority otherwise available or take certain other actions, following adoption of a By-law intended to limit the authority of the Company Board and/or confer authority on any person other than the Company Board to take action with respect to the Rights Agreement and the Rights issued thereunder. The Shareholder Rights Proposal, if approved by the Company's shareholders, would constitute the adoption of such a By-law.

     The AlliedSignal Action also seeks declaratory and injunctive relief from the Shareholder Rights Proposal Nullification Provision. See 'LITIGATION.' The District Court has denied this relief, stating that the Shareholder Rights Proposal is 'unlawful.' AlliedSignal continues to believe, based on the opinion of its Pennsylvania counsel, Dechert Price & Rhoads, that the Shareholder Rights Proposal is valid and lawful and that the Shareholder Rights Proposal Nullification Provision is invalid and unenforceable, because, like the Nonredemption Provision, it unlawfully interferes with the shareholders' rights to elect directors, because it unlawfully deprives directors of their ability and duty to manage the business and affairs of the Company and because it unlawfully deprives shareholders of their rights under Section 1721 of the PBCL and the Company's Articles of Incorporation, through a shareholder-adopted By-law, to remove any and all powers and duties from the Company Board and to vest those powers and duties in other shareholder representatives. AlliedSignal is appealing the District Court Order regarding the Shareholder Rights Proposal. There can be no assurance that this appeal will be successful.

     The Company Board has fixed November 16, 1998 as the record date for the Shareholder Rights Proposal. If the District Court Order regarding the Shareholder Rights Proposal is overturned on appeal, AlliedSignal may solicit consents for the Shareholder Rights Proposal separately from its solicitation of consents for the Nominee Election Proposals.

     Company Self-Tender Offer. On October 9, 1998 the Company commenced a self-tender offer to repurchase up to 30 million Shares at a price of $55.00 per Share in cash subject to certain conditions, including receipt of the necessary financing. In this connection, the Company stated that it has received financing commitments for $3.25 billion from affiliates of Credit Suisse First Boston and Donaldson, Lufkin & Jenrette Securities Corporation for Share repurchases, potential refinancing of existing indebtedness, and working capital needs. This financing is subject to certain conditions, including finalization of certain financial terms and other provisions, and that the Company shall not have had a change in the Company Board resulting in less than a majority being disinterested directors.

     The Nominees, if elected prior to consummation of the Company's self-tender offer, acting in accordance with their fiduciary duties owed solely to the Company, intend to review the advisability of continuing or terminating the self-tender offer based on then existing facts and circumstances and whether any condition of the self-tender offer has not been fulfilled, including the financing condition.

     The Company also announced on September 28, 1998 that it is creating a new 'flexitrust' funded with 25 million Shares which is intended to be used to fund, among other things, cash benefit and compensation requirements of the Company of approximately $1 billion over the next ten years.

     Voting and tendering of Shares held by the 'flexitrust' will generally be proportionate to the voting and tendering of Shares held by all other Company shareholders, except that the Company has announced that the 'flexitrust' will not tender any Shares pursuant to the Company's self-tender offer.

     ADOPTION OF THE NOMINEE ELECTION PROPOSALS IS AN IMPORTANT STEP TOWARD CONSUMMATION OF THE SECOND OFFER AND THE PROPOSED MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT CARD.

     THIS CONSENT STATEMENT IS A REQUEST FOR CONSENTS TO THE NOMINEE ELECTION PROPOSALS ONLY.

     THIS CONSENT STATEMENT IS NOT A REQUEST FOR CONSENTS TO THE SHAREHOLDER RIGHTS PROPOSAL.

     THIS CONSENT STATEMENT IS NOT A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE SECOND OFFER IS BEING MADE ONLY BY MEANS OF THE SECOND OFFER TO PURCHASE.

                         THE NOMINEE ELECTION PROPOSALS

     AlliedSignal and PMA are currently seeking written consents from holders of shares of Company Common Stock to elect the Nominees and adopt the other Nominee Election Proposals and to take the following actions without a shareholders meeting, as permitted by the Company's Articles of Incorporation and the PBCL.

     The effectiveness of each of the Nominee Election Proposals is subject to, and conditioned upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive this condition, but only with respect to Nominee Election Proposal 5.

     If the Nominees are elected pursuant to the Nominee Election Proposals and the Nonredemption Provision is not judicially invalidated on appeal (see 'BACKGROUND OF THE SOLICITATION' and 'LITIGATION'), the Poison Pill would not be subject to redemption or amendment until its expiration on November 6, 1999. In that event, AlliedSignal could not consummate the Second Offer or a Proposed Merger until the Poison Pill expires, nor could any third party effect a combination with the Company during this period no matter what the price or the terms.

     1. By-law Amendment Fixing Number of Directors at Twenty-Eight. This Proposal would amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight and to provide that Section
2.2 may be amended or repealed only with the approval of holders of a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     The Company By-laws currently provide that the Company Board is to consist of at least three directors, with the actual number of directors to be determined from time to time by the Company Board. The proposed By-law amendment would increase the size of the Company Board from eleven to twenty-eight so that, if the Proposal to elect the seventeen Nominees is approved, the Nominees will constitute a majority of the members of the Company Board. To ensure that this proposed amendment, if adopted, cannot be unilaterally repealed by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     2. By-law Amendment Permitting Shareholders to Fill Vacancies on the Company Board. This Proposal would amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company Board created as a result of a shareholder amendment to the Company By-laws may be filled only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares and that this amendment to Section 2.4 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     The Company By-laws currently provide that vacancies on the Company Board, however caused, including vacancies resulting from an increase in the number of directors, may be filled by the Company Board. No provision is currently made for the filling of vacancies by shareholders. The proposed By-law amendment would grant to shareholders the exclusive right to elect the Nominees to fill the vacancies on the Company Board resulting from the increase in the size of the Company Board from eleven to twenty-eight members. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     3. By-law Amendment to Clarify Inapplicability of Advance Notification Provisions to Shareholder Action by Consent. This Proposal would amend Section
1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate persons for election to the Company Board by shareholder action by written consent need not comply with the Advance Notification Provisions and to provide that this amendment to Section 1.7.2 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     Article IX of the Company's Articles of Incorporation provides that any action that may be taken at a meeting of the shareholders of the Company may be taken without a meeting if proper consent is made to the action. Section 1.5.3 of Article I of the Company By-laws currently provides that: 'Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors.' The procedures set forth in Section
1.5.3 of Article I appear to apply only to nominations for election to the Company Board at meetings of shareholders. These procedures require, in general, that nominations of candidates for consideration by shareholders be submitted to the Secretary of the Company (i) with respect to an annual meeting, at least 45 days in advance of the date in the then-current year that corresponds to the date on which the Company first mailed its notice of annual meeting, proxy statement and proxy card for the prior year's annual meeting and (ii) with respect to a special meeting, by the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or public disclosure was made. The proposed amendment to Section 1.7.2 of Article I of the Company By-laws would clarify that the requirements of Section 1.5.3 of
Article I of the Company By-laws are inapplicable to the election of directors pursuant to action by written consent of shareholders. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding shares of the Company.

     4. Election of Nominees. This Proposal would elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the 'Nominees') to serve as directors of the Company (or, if any Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees). Each Nominee is currently an executive officer or director of AlliedSignal.

     Shareholders are being asked to elect as directors of the Company each of the seventeen Nominees named above, each of whom has consented to serve as a director until the next annual meeting of shareholders or until his or her successor has been elected and qualified. AlliedSignal's primary purpose in seeking to elect the Nominees to the Company Board is to facilitate the consummation of the Second Offer and Proposed Merger. However, if elected, the Nominees, along with the other directors of the Company, would be responsible for managing the business and affairs of the Company. The Nominees understand that, as directors of the Company, each of them has an obligation under Pennsylvania law solely to the Company to discharge his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

     The Nominees, if elected, as directors of the Company, will owe a fiduciary duty solely to the Company under Pennsylvania law. The Nominees understand that, in their actions as directors of the Company, they may not be guided by or take into account any duties or responsibilities they may have in other capacities to AlliedSignal or its stockholders. Each Nominee has undertaken personally (in writing) to be bound by and discharge his or her duty of undivided loyalty to the Company and has agreed to perform his or her duties in good faith, in a manner that he or she reasonably believes to be in the best interests of the Company. In this regard, each of the Nominees has provided AlliedSignal with a letter in the form set forth in Annex V to this Consent Statement. Moreover, AlliedSignal has authorized and requested the Nominees to participate in this consent solicitation and has agreed to the Nominees' fulfilling all of their duties that they would have to the Company under Pennsylvania law, even if those duties conflict with the interests of AlliedSignal.


     As noted above under 'RISK FACTORS,' circumstances may arise in which the interests of AlliedSignal, PMA and their affiliates, on the one hand, and the interests of other shareholders of the Company, on the other hand, may differ. These circumstances may include the Proposed Merger and any proposal a third party might make to acquire or combine with the Company. In addition, if the Poison Pill becomes nonredeemable and non-amendable (as may happen under a variety of circumstances), the Nominees, if elected, would constitute a majority of the Company Board at least until the next annual meeting of shareholders of the Company and longer if re-elected. During some or all of this time, AlliedSignal may continue to pursue its acquisition of the Company, in which case AlliedSignal's interests in the conduct of the Company's business and operations may be perceived to differ from those of other Company shareholders. In all of these circumstances, while the Nominees currently do not have plans with respect to actions they would take, they intend to discharge their fiduciary duties owed solely to the Company under Pennsylvania law and in light of then prevailing circumstances, taking into account the effects of any actions taken on the Company's shareholders and other stakeholders. In considering the conflict of interest issues that would confront the Nominees, AlliedSignal believes a relevant consideration is that, it is likely that, after the Nominees are seated on the Company Board, a large minority of directors on the Company Board will not be AlliedSignal nominees, but rather continuing Company directors who will not have this type of conflict of interest. These continuing directors will have the opportunity to participate in all Company Board meetings and to express their views on all 'conflict' (and other) matters. However, there can be no assurance that some or all of the current directors of the Company will not resign as directors of the Company if the Nominees are elected.



     AlliedSignal believes that another important consideration relating to the Nominees' conflicts of interest is Section 1728 of the PBCL and Section 2.12 of the Company By-laws. These expressly provide that a transaction between the Company and a second company of which one or more Company directors are directors or otherwise interested (such as a Proposed Merger) is not void or voidable if any one of three tests, set forth in Section 1728 and the Company By-laws, is satisfied. These tests are: (i) the material facts concerning any conflict of interest are disclosed to the Company Board and the transaction is approved by a majority of the disinterested Company directors; (ii) the material facts concerning such conflict of interest are disclosed to the Company's shareholders and the transaction is approved in good faith by the requisite vote of the Company's shareholders; and (iii) the transaction is fair to the Company. According to the District Court Opinion, however, Section 1728 of the PBCL 'would not operate to excuse conflicts of interest that are breaches of fiduciary duty.' In addition, as noted previously, Section 2538 of the PBCL may, under certain circumstances, subject an agreement governing a Proposed Merger to the affirmative vote of the Company's shareholders entitled to cast at least a majority of the votes that all of the Company's shareholders, other than AlliedSignal, are entitled to cast. The Nominees, if elected, intend to comply with Sections 1728 and 2538 of the PBCL and the Company By-laws in all applicable circumstances. Moreover, (i) under the Company's Articles of Incorporation, any merger agreement (except for a merger agreement with a shareholder who owns 80% or more of the Company's Common Stock) entered into by the Company would be subject to the affirmative vote of at least 66 2/3% of the votes cast by holders of Shares entitled to vote and (ii) if a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. See 'DISSENTERS' RIGHTS.'



     The District Court Order enjoined the consent solicitation until this Consent Statement states unequivocally that the Nominees have a fiduciary duty solely to the Company under Pennsylvania law and includes a statement from each Nominee affirmatively committing personally to that duty. AlliedSignal is appealing this portion of the District Court Order and has been granted expedited review. AlliedSignal has amended this Consent Statement and believes that it is in compliance with the District Court Order.



     In rendering the District Court Order, the District Court's opinion stated, in relation to the Nominee Election Proposal, that:


          67. Neither the AlliedSignal nominees nor the AMP shareholders should misapprehend the fiduciary standard to which Pennsylvania directors are held. Indeed, adherence to that duty could delay and not facilitate consummation of a merger.

          68. An injunction requiring AlliedSignal to state accurately the fiduciary duty in the consent solicitation does no harm to AlliedSignal but conveys great benefit upon AMP shareholders and the public who may be required to suffer the consequences of the electing to AMP's board a majority of interested directors. The foreseeable practical consequence of electing AlliedSignal's nominees as proposed in its consent solicitation, is to embroil some court continually in determining whether, in voting on matters of corporate governance, let alone corporate independence, the interested AlliedSignal nominees have breached their fiduciary duties, as a group or individually. Therefore, the burden upon AlliedSignal by reason of this injunction is far outweighed by the public interest in avoiding unnecessary costs of litigation.

          69. While the AMP shareholders have a right to elect AlliedSignal's nominees as a majority to AMP's board to attempt to consummate a merger for the profit objectives of AlliedSignal and AMP shareholders, the public should be satisfied, before its courts may become the regular final arbiters of disputes about fiduciary duty, that AMP shareholders have knowingly chosen that path.

          70. Any action by an interested director has to be analyzed in light of the fiduciary duty standard set forth in Section 1712 and, keeping in mind that, on a claim of breach of fiduciary duty, there is no presumption that the action is in the best interest of the target corporation.

          71. There is no presumption that the action of an interested director is in the best interest of the corporation and such conduct is judged by a preponderance standard, and not a clear and convincing evidence standard.

          72. If elected, interested directors stand in a fiduciary relation to the target corporation, owing undivided loyalty thereto, and must perform their duties in good faith, in a manner reasonably believed to be in the best interests of the corporation. 15 Pa. Cons. State. Ann. 'SS' 1712(a). Thus, if AlliedSignal's nominees were elected to the AMP board, their fiduciary duty would have to be to AMP, not to shareholders, and not to AlliedSignal.

          73. AlliedSignal is a Delaware corporation subject to Delaware corporate law. Under Delaware law, officers and directors of AlliedSignal owe a fiduciary duty to AlliedSignal and its shareholders to act in their best interest. If AlliedSignal's directors and officers are elected to AMP's board of directors, they will have an inherent conflict that will necessarily put them at risk of violating Pennsylvania's fiduciary duty standard. AlliedSignal has not suggested how their interested nominees may discharge their duty of exclusive loyalty to AMP.

          74. The court cannot speculate that interested directors will not respect their fiduciary duty. However, it is imperative that the nominees state that each is committed to discharging that duty, which is solely to AMP. This is particularly acute where the nominees have fiduciary duties to AlliedSignal's board's merger directives that may be completely antithetical to the interests of AMP.

          75. The reality not clearly spelled out in AlliedSignal's consent solicitation is that, because of the nominees' fiduciary duties to AlliedSignal, they may be disqualified as AMP directors by self-restraint or by judicial restraint, from voting on or implementing acquisition related transactions.

          76. This lack of specificity alone would not invalidate the consent solicitation. Common sense should inform shareholders that an invitation of an interested board majority to a target corporation is an invitation to protracted litigation on each and every action that relates to acquisition or AMP corporate independence.

          77. Unless a majority of the disinterested minority assents to the action of the interested majority on all matters having to do with corporate independence, the fiduciary duty of AMP directors to the corporation may well compel legal challenge to the actions of the interested majority, especially where AMP has determined that Allied's merger proposal is not in the best interests of the corporation.

          78. While the shareholders have the right to elect interested directors by majority vote, they cannot ratify director actions which are breaches of the fiduciary duty, in the absence of unanimous shareholder agreement.

          79. Contrary to AlliedSignal's suggestion in its proposed consent solicitation, Title 15 Pa. Cons. Stat. Ann. 'SS' 1728(a) which permits shareholders to approve contracts or transactions between corporations that have some common directors or officers if the shareholders are aware of all material facts, would not operate to excuse conflicts of interest that are breaches of fiduciary duty. Under Section 2538, interested directors are prohibited from voting on merger transactions. Any pre-merger actions by interested directors would not qualify as transactions between corporations.

          80. Actions of interested directors that are breaches of fiduciary duty are subject to injunctive relief claims by other directors and shareholder derivative actions.

          81. Accordingly, AMP's claim for declaratory relief that AlliedSignal's consent solicitation to elect their slate of interested nominees as AMP's board majority is invalid and should be presently enjoined because of inherent, irreconcilable conflicts of interest is denied, in part. The claim is premature, as the nominees have not been elected. However, the consent solicitation shall be enjoined until the duty of directors is stated as being solely to the corporation and each nominee undertakes to be bound personally by that duty, if elected.

     Although AlliedSignal and PMA have no reason to believe that any of the Nominees may be unable or unwilling to serve as directors, if any of the Nominees is unable to serve as a director of the Company due to death, disability or otherwise, the remaining Nominee or Nominees may designate another person or persons to replace the Nominee or Nominees unable to serve.

     Set forth below are the name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years. This information has been furnished to AlliedSignal by the respective Nominees. Each of the Nominees has consented to serve as a director of the Company. Each of the Nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Hans W. Becherer, 63                  Mr. Becherer is Chairman and Chief Executive Officer of Deere & Company, a
Deere & Company                       manufacturer of mobile power machinery and a supplier of financial
One John Deere Place                  services. After serving in a variety of managerial and executive positions,
Moline, IL 61265-8098                 he became a director of Deere in 1986 and was elected President and Chief
                                      Operating Officer in 1987, President and Chief Executive Officer in 1989
                                      and Chairman and Chief Executive Officer in 1990. He is a director of
                                      AlliedSignal, The Chase Manhattan Corporation and Schering-Plough Corpora-
                                      tion.

Lawrence A. Bossidy, 63               Mr. Bossidy has been Chief Executive Officer of AlliedSignal since July
AlliedSignal Inc.                     1991 and Chairman of the Board of Directors of AlliedSignal since January
101 Columbia Road                     1992. He previously served in a number of executive and financial positions
Morristown, NJ 07962                  with General Electric Company. Mr. Bossidy was Chief Operating Officer of
                                      General Electric Credit Corporation (now General Electric Capital
                                      Corporation) from 1979 to 1981, Executive Vice President and Sector
                                      Executive of GE's Services and Materials Sector from 1981 to 1984, and Vice
                                      Chairman and Executive Officer of GE from 1984 until he joined
                                      AlliedSignal. He is a director of Champion International Corporation, J. P.
                                      Morgan & Co. Incorporated and Merck & Co., Inc. Mr. Bossidy is also a director of PMA.

Ann M. Fudge, 47                      Ms. Fudge, Executive Vice President of Kraft Foods, Inc., joined General
Maxwell House and                     Foods USA in 1986 and held several planning and marketing positions before
Post Division                         being appointed Executive Vice President and General Manager of the Dinners
Kraft Foods, Inc.                     and Enhancers Division in 1991. In 1994, she was named President of Kraft
555 South Broadway                    General Foods' Maxwell House Coffee Company. In 1995, Ms. Fudge assumed her
Mail Code TA1-2                       current position while continuing to head the Maxwell House Coffee Division
Tarrytown, NY 10591                   as General Manager. She became President of Kraft's Maxwell House and Post
                                      Division in 1997. Kraft is the multinational food business of Philip Morris
                                      Companies Inc. Ms. Fudge is a director of AlliedSignal and Liz Claiborne,
                                      Inc.

Paul X. Kelley, 69                    General Kelley is a Partner of J.F. Lehman & Company, an investment firm.
700 13th Street, N.W.                 He previously was Vice Chairman of Cassidy & Associates, Inc., a
Suite 400                             Washington-based government relations firm, from 1989 until early 1998, and
Washington, DC                        he served as Commandant of the Marine Corps and as a Member of the Joint
20005-5917                            Chiefs of Staff from 1983 until his retirement in 1987. General Kelley is a director of AlliedSignal, GenCorp Inc., Saul Centers, Inc., Sturm, Ruger &
                                      Company, Inc., UST Inc. and The Wackenhut Corporation.

Peter M. Kreindler, 53                Mr. Kreindler has been Senior Vice President, General Counsel and Secretary
AlliedSignal Inc.                     of AlliedSignal since December 1994. He was Senior Vice President and
101 Columbia Road                     General Counsel of AlliedSignal from March 1992 to November 1994. Mr.
Morristown, NJ 07962                  Kreindler is also a director and Vice President and Secretary of PMA.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Robert P. Luciano, 65                 Mr. Luciano is Chairman of the Board of Schering-Plough Corporation, a
Schering-Plough Corporation           manufacturer and marketer of pharmaceuticals and consumer products, which
One Giralda Farms                     he joined in 1978. He served as President from 1980 to 1986 and Chief
Madison, NJ 07940                     Executive Officer from 1982 through 1995. He has been Chairman of the Board since 1984 and has announced his intention to resign that position (though not as a director) effective November 1, 1998. He is a director of
                                      AlliedSignal, C.R. Bard, Inc. and Merrill Lynch & Co.

Robert B. Palmer, 58                  Mr. Palmer is the former Chairman, President and Chief Executive Officer of
124 Mount Auburn Street               Digital Equipment Corporation, a provider of networked computer systems,
Suite 200 North                       software and services. He had advanced through a series of executive
Cambridge, MA 02138                   positions after joining Digital in 1985, becoming President and Chief
                                      Executive Officer in 1992 and Chairman of the Board in 1995. He is a
                                      director of AlliedSignal.

Russell E. Palmer, 64                 Mr. Palmer is Chairman and Chief Executive Officer of The Palmer Group, a
The Palmer Group                      private investment firm he established in 1990 after serving seven years as
3600 Market Street, Suite 530         Dean of The Wharton School of the University of Pennsylvania. He previously
Philadelphia, PA 19104                served as Managing Director and Chief Executive Officer of Touche Ross
                                      International and Managing Partner and Chief Executive Officer of Touche
                                      Ross & Co. (USA) (now Deloitte and Touche). He is a director of
                                      AlliedSignal, Bankers Trust Company, Bankers Trust New York Corporation,
                                      Federal Home Loan Mortgage Corporation, GTE Corporation, The May Department
                                      Stores Company and Safeguard Scientifics, Inc.

Frederic M. Poses, 55                 Mr. Poses began his career with AlliedSignal in 1969 and advanced through a
AlliedSignal Inc.                     number of managerial and executive positions until he was named President
101 Columbia Road                     of the Plastics and Engineered Materials Division in 1983, President of the
Morristown, NJ 07962                  Fibers Division in 1986, and President of AlliedSignal Engineered Materials
                                      in 1988, when he was also elected Executive Vice President of AlliedSignal.
                                      In 1997, he was named Vice Chairman and elected to the Board of Directors of AlliedSignal. In June 1998, he became President and Chief Operating
                                      Officer. He is also a director and President of PMA.

Donald J. Redlinger, 53               Mr. Redlinger has been Senior Vice President -- Human Resources and
AlliedSignal Inc.                     Communications of AlliedSignal since February 1995. He was Senior Vice
101 Columbia Road                     President -- Human Resources of AlliedSignal from January 1991 to January
Morristown, NJ 07962                  1995.

Ivan G. Seidenberg, 51                Mr. Seidenberg is Vice Chairman, President and Chief Executive Officer of
Bell Atlantic Corporation             Bell Atlantic Corporation, a telecommunications and information services
1095 Avenue of the Americas, 39th     provider. He had previously held several senior management positions with
Floor                                 NYNEX Corporation, which he joined in 1983, before becoming a director and
New York, NY 10036                    Vice Chairman of the Board in 1991, President and Chief Operating Officer
                                      in 1994, and Chairman and Chief Executive Officer in 1995. He became Vice
                                      Chairman, President and Chief Operating Officer of Bell Atlantic
                                      Corporation in 1997 and assumed his current position in 1998. He is a director of AlliedSignal, American Home Products Corporation, Boston
                                      Properties, Inc., CVS Corporation and Viacom Inc.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Andrew C. Sigler, 67                  Mr. Sigler retired as Chairman and Chief Executive Officer of Champion
Champion International                International Corporation, a paper and forest products company, in 1996. He
  Corporation                         was elected President and Chief Executive Officer of Champion in 1974 and
One Champion Plaza                    Chairman and Chief Executive Officer in 1979. He is a director of
Stamford, CT 06921                    AlliedSignal, The Chase Manhattan Corporation and General Electric Company.

John R. Stafford, 60                  Mr. Stafford is Chairman, President and Chief Executive Officer of American
American Home Products                Home Products Corporation, a manufacturer of pharmaceutical, health care,
  Corporation                         animal health and agricultural products. After joining that company in
Five Giralda Farms                    1970, he held a number of executive positions before becoming President in
Madison, NJ                           1981, an office he held until 1990 and which he resumed in early 1994. He
07940-0874                            was elected Chairman of the Board and Chief Executive Officer in 1986. He
                                      is a director of AlliedSignal, Bell Atlantic Corporation, The Chase
                                      Manhattan Corporation and Deere & Company.

Thomas P. Stafford, 68                Lt. Gen. Stafford joined the consulting firm of General Technical Services,
1006 Cameron Street                   Inc. in 1984. He is also Vice Chairman and co-founder of Stafford, Burke
Alexandria, VA 22314                  and Hecker, Inc., a Washington-based consulting firm. After serving as an astronaut for a number of years, he retired in 1979 from the Air Force as
                                      Deputy Chief of Staff for Research, Development and Acquisition and served as Vice Chairman of Gibraltar Exploration Limited until 1984. Lt. Gen.
                                      Stafford is also Chairman of the Board of Omega Watch Corporation of
                                      America and is a director of AlliedSignal, CMI Corporation, Cycomm
                                      International Inc., Seagate Technology Inc., Timet Inc., Tracor, Inc. and
                                      Tremont Corporation.

Richard F. Wallman, 47                Mr. Wallman has been Senior Vice President and Chief Financial Officer of
AlliedSignal Inc.                     AlliedSignal since March 1995. He was Vice President and Controller of
101 Columbia Road                     International Business Machines Corp. (IBM), a manufacturer of
Morristown, NJ 07962                  information-handling systems, from April 1994 to February 1995 and General
                                      Assistant Controller of IBM from October 1993 to March 1994. He was
                                      Assistant Controller -- Sales & Marketing of Chrysler Corporation from
                                      April 1989 to September 1993.

Robert C. Winters, 66                 Mr. Winters retired as Chairman and Chief Executive Officer and became
The Prudential Insurance              Chairman Emeritus of The Prudential Insurance Company of America, a
  Company                             provider of insurance and financial services, in December 1994. During his
751 Broad Street                      career with Prudential, which he joined in 1953, he held various managerial
11th Floor                            positions prior to his election as Executive Vice President in 1978, Vice
Newark, NJ 07102-3777                 Chairman in 1984 and Chairman and Chief Executive Officer in 1987. He is a
                                      director of AlliedSignal.

Henry T. Yang, 57                     Dr. Yang became Chancellor of the University of California, Santa Barbara
University of California,             in 1994. Prior to his current position, he served in a number of faculty
  Santa Barbara                       and administrative positions at Purdue University, starting in 1969. He
5221 Cheadle Hall                     became Head of Purdue's School of Aeronautics and Astronautics in 1979 and
Santa Barbara, CA 93106-2030          served as Dean of the School of Engineering and Director of the Computer
                                      Integrated Design, Manufacturing and Automation Center from 1984 until he joined the University of California. He is a director of AlliedSignal.

     Annex III sets forth certain information relating to the Nominees' ownership of shares of Company Common Stock and with respect to transactions between any of them and the Company.

     It is contemplated that each Nominee will be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her service as a Nominee. Under AlliedSignal's Certificate of Incorporation, AlliedSignal is obligated to indemnify and hold harmless against all expenses, liabilities and losses each person who is made a party to any action or proceeding by reason of the fact that he or she is a director, officer or employee of AlliedSignal or is serving at the request of AlliedSignal as a director, officer or employee of another company, to the fullest extent permitted by Delaware law.

     In accordance with applicable regulations of the Commission, the BLUE consent card delivered with this Consent Statement provides each shareholder of the Company with the opportunity to designate the names of any of the Nominees whom he or she does not desire to elect to the Company Board. ALLIEDSIGNAL AND PMA URGE SHAREHOLDERS TO VOTE FOR ALL OF THE NOMINEES ON THE BLUE CONSENT CARD DELIVERED WITH THIS CONSENT STATEMENT.

     5. Repeal of By-laws Adopted Subsequent to July 22, 1998 and Prior to the Effectiveness of the Proposals and the Seating of the Nominees. This Proposal would repeal each provision of and amendment to the Company By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the Nominee Election Proposals and the seating of a sufficient number of Nominees so that the Nominees constitute a majority of the Company Board.

     This Proposal is designed to prevent the Company Board from taking actions to amend the Company By-laws to attempt to nullify or delay the actions taken by the shareholders pursuant to the Nominee Election Proposals or to create new obstacles to the consummation of the Second Offer and Proposed Merger. According to publicly available information, the most recent version of the Company By-laws were adopted on July 22, 1998, and no amendments subsequent to that date have been publicly disclosed. If the Company Board has adopted since July 22, 1998, or adopts prior to the adoption of the Nominee Election Proposals and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board any amendments to the Company By-laws, this Proposal would repeal those amendments.

     AlliedSignal and PMA have been advised by Dechert Price & Rhoads, Pennsylvania counsel to AlliedSignal and PMA, that, in their view, although there are no cases on point, this By-law amendment, if approved, will be valid under Pennsylvania law. However, should this By-law amendment be invalidated, any amendment to the Company By-laws duly adopted prior to the seating of the Nominees would be effective until further amended or repealed by a valid By-law amendment. Should the Company Board adopt any material amendment(s) to the Company By-laws which are relevant to the Nominee Election Proposals, the Second Offer or the Proposed Merger prior to the effectiveness of this proposed By-law amendment, AlliedSignal and PMA may be required to disseminate additional materials relating to such amendment(s) to Company shareholders as soon as practicable following AlliedSignal's and PMA's learning of such By-law amendment(s).

     The effectiveness of each of the Nominee Election Proposals is subject to, and conditioned upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive this condition, but only with respect to Nominee Election Proposal 5.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS


     According to the Company's Articles of Incorporation, the shares of Company Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Company Common Stock are entitled to execute consents. The Company stated in the Company 13E-4 that, as of October 7, 1998, there were 218,775,377 shares of Company Common Stock outstanding. Each share of Company Common Stock entitles its record holder to one vote. Shareholders of the Company do not have cumulative voting rights.

     As reported by the Company in the Company 13E-4, as of October 7, 1998, no person was known to management to own beneficially more than 5% of the outstanding shares of Company Common Stock. However, according to the the Company 13E-4, it is expected that Wachovia Bank, N.A., the intended trustee under the 'flexitrust,' may be deemed to be the beneficial owner of 25,000,000 Shares to be held in trust, which constitutes 10.3% of the outstanding Shares after giving effect to the issuance of the 25,000,000 Shares to be issued to the 'flexitrust.'

     For information relating to the ownership of Company Common Stock by directors and executive officers of the Company, see Annex I.

              CERTAIN INFORMATION CONCERNING ALLIEDSIGNAL AND PMA

     AlliedSignal is a Delaware corporation with its principal executive offices located at 101 Columbia Road, Morristown, NJ 07962. AlliedSignal is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. AlliedSignal is organized into twelve strategic business units and reports its results of operations in the following five business segments: Aerospace Systems, Specialty Chemicals & Electronic Solutions, Turbine Technologies, Performance Polymers and Transportation Products. AlliedSignal's products are used by major industries including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, agriculture, military and commercial aviation and aerospace and in the space program.

     AlliedSignal is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports and other documents with the Commission relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, IL 60661. Copies of AlliedSignal's filings with the Commission should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains an Internet web site at http://www.sec.gov that should contain electronic copies of AlliedSignal's filings with the Commission. Copies of AlliedSignal's filings with the Commission should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     PMA is a newly incorporated Delaware corporation organized in connection with the Initial Offer and has not conducted any activities other than in connection with the Initial Offer, the Amended Initial Offer and this consent solicitation. The principal office of PMA is located at 101 Columbia Road, Morristown, NJ 07962. PMA is a wholly owned subsidiary of AlliedSignal. Other than the 20 million Shares acquired by PMA in the Amended Initial Offer, it is expected that PMA will not have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Second Offer and Proposed Merger.

     Certain information about the employees and representatives of AlliedSignal other than Nominees who may also assist Morrow in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Shares by PMA, AlliedSignal, and certain of AlliedSignal's employees and representatives, and with respect to certain transactions between any of them and the Company.

                            SOLICITATION OF CONSENTS

     Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of AlliedSignal, PMA and their affiliates and by the Nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.


     In addition, AlliedSignal and PMA have retained Morrow & Co., Inc. ('Morrow') to assist in this consent solicitation, for which services Morrow will be paid a fee of $250,000 and will be reimbursed for its reasonable out-of-pocket expenses. AlliedSignal has also agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that between 50 and 75 persons will be employed by Morrow to solicit shareholders. Morrow is also acting as Information Agent in connection with the Amended Initial Offer and the Second Offer, for which Morrow will be paid reasonable and customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.


     AlliedSignal and PMA have retained Georgeson & Company, Inc. ('Georgeson') to assist with the solicitation of consents, for which services Georgeson will be paid a fee of up to $50,000 and will be reimbursed for reasonable out-of-pocket expenses. AlliedSignal has also agreed to indemnify Georgeson against certain liabilities and expenses arising out of Georgeson's performance of services. It is anticipated that one Georgeson employee will provide these services.


     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the shares of Company Common Stock. AlliedSignal will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

     Lazard Freres & Co. LLC ('Lazard') and Goldman, Sachs & Co. ('Goldman Sachs') are acting as Dealer Managers in connection with the Amended Initial Offer and will act as Dealer Managers in connection with the Second Offer and as investment bankers for AlliedSignal and PMA in connection with the Amended Initial Offer and the Second Offer and related transactions. AlliedSignal and PMA have agreed to pay each of Lazard and Goldman Sachs $12,000,000 in connection therewith. AlliedSignal and PMA have also agreed to reimburse Lazard and Goldman Sachs for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel, and to indemnify Lazard and Goldman Sachs and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In connection with the engagement of Lazard and Goldman Sachs as investment bankers, AlliedSignal and PMA anticipate that three representatives of Lazard and four representatives of Goldman Sachs may communicate in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of consents. Neither Lazard nor Goldman Sachs will receive any additional fee for or in connection with such solicitation activities by its representatives apart from the fees it is otherwise entitled to receive as described above.

     Certain information about the employees of AlliedSignal who are not Nominees and certain representatives of PMA and AlliedSignal who will assist Morrow in soliciting consents is set forth in Annex II. Annex III sets forth certain information relating to the ownership of shares of the Company Common Stock by AlliedSignal and PMA, their directors, executive officers, employees and representatives, and the Nominees, and with respect to transactions between any of them and the Company.


     The cost of the solicitation of consents to the Nominee Election Proposals will be borne by AlliedSignal. AlliedSignal will not seek reimbursement of the costs of this solicitation from the Company. Costs related to the solicitation of consents to the Nominee Election Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $8 million, of which approximately $3 million has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the Nominee Election Proposals is not readily determinable.


                               CONSENT PROCEDURE

     Section 2524 of the PBCL states that actions may be authorized by shareholders by less than unanimous written consent if permitted by a corporation's articles of incorporation. Article IX of the Company's Articles of Incorporation provides that 'any action that may be taken at a meeting of the shareholders . . . may be taken without a meeting if proper consent is made to the action.' It further states that 'any such action may be taken without a meeting upon the written consent of shareholders that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting.'

     Section 1763 of the PBCL provides that, unless otherwise provided in a corporation's by-laws, if no record date has been fixed by the board of directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation. Section 1.7.2 of the Company By-laws provides that any shareholder seeking to have the shareholders of the Company authorize or take action by written consent shall, by written notice to the Secretary of the Company, request that the Company Board fix a record date. The Company Board is required to promptly, but in all events within 10 days of the date on which the request is received, adopt a resolution fixing the record date. If the Company Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the date on which the first signed consent is delivered to the Company. On August 11, AlliedSignal and PMA requested that the Company Board fix August 31, 1998 as the record date for the consent solicitation made hereby. On August 21, 1998, the Company Board fixed October 15, 1998 as the Record Date.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

     The corporate actions proposed herein will be adopted when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record as of the close of business on the Record Date of a majority of the shares of Company Common Stock then outstanding, and such consents are delivered to the Company, provided that the requisite consents are so delivered within 90 days of the Record Date.

     The effectiveness of each Nominee Election Proposal is subject to, and conditional upon, the adoption of all other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not adopted, AlliedSignal reserves the right to waive this condition, but only with respect to Nominee Election Proposal 5.

     Under Section 1.7.3 of the Company By-laws, the Secretary of the Company is required to designate an independent qualified inspector in connection with this consent solicitation. The inspector is required, as soon as practicable after receipt of written consents for adoption of the Nominee Election Proposals, to conduct such reasonable investigations as the inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents, including determining whether the holders of shares of Company Common Stock having the requisite voting power to authorize the Nominee Election Proposals have given consent. If, after this investigation, the inspector determines that actions proposed by this consent solicitation have been validly taken, that fact is to be certified on the Company's records. AlliedSignal and PMA plan to present the results of a successful solicitation with respect to the corporate actions proposed to the Company as soon as possible.

     An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that the Company has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to AlliedSignal and PMA in care of Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022, or to the Company at 470 Friendship Road, Harrisburg, PA 17111 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, AlliedSignal and PMA request that either the original or photostatic copies of all revocations of consents be mailed or delivered to AlliedSignal and PMA in care of Morrow at the address set forth above, so that AlliedSignal and PMA will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record on the Record Date of a majority of outstanding shares of Company Common Stock.

                              SPECIAL INSTRUCTIONS

     If you were a record holder of shares of Company Common Stock as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Nominee Election Proposal by marking the 'CONSENT,' 'DOES NOT CONSENT' or 'ABSTAIN' box, as applicable, underneath each such Nominee Election Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     If a shareholder signing, dating and returning the BLUE consent card has failed to check a box marked 'CONSENT,' 'DOES NOT CONSENT' or 'ABSTAIN' for any Nominee Election Proposal, such shareholder will be deemed to have consented to that Nominee Election Proposal, except that such shareholder will not be deemed to have consented to the election of any Nominee from whom consent is withheld by the shareholder by writing that Nominee's name in the space provided on the consent card.

     Because the Nominee Election Proposals will become effective only if properly completed, unrevoked consents consenting to the Nominee Election Proposals are signed and returned by holders of record as of the close of business on the Record Date of a majority of the total number of shares of Company Common Stock then outstanding, any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the Nominee Election Proposals.

     ALLIEDSIGNAL AND PMA RECOMMEND THAT YOU CONSENT TO EACH OF THE NOMINEE ELECTION PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE NOMINEE ELECTION PROPOSALS.

     If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent with respect to your shares of Company Common Stock and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the BLUE consent card to be signed representing your shares of Company Common Stock. AlliedSignal and PMA urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to AlliedSignal and PMA in care of Morrow at the address set forth above so that AlliedSignal and PMA will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                               DISSENTERS' RIGHTS

     Shareholders of the Company are not entitled to dissenters' rights in connection with the Nominee Election Proposals.

     If a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. In that event, any issued and outstanding shares of Company Common Stock held by persons who object to the Proposed Merger and comply with all the provisions of the PBCL concerning the right of holders of shares of Company Common Stock to dissent from the Proposed Merger and require valuation of their shares of Company Common Stock will not be converted into the right to receive the consideration to be paid pursuant to the Proposed Merger but will become the right to receive payment of the 'fair value' of their shares of Company Common Stock (exclusive of any element of appreciation or depreciation in anticipation of the Proposed Merger).

     Dissenters' rights cannot be exercised at this time. Shareholders who will be entitled to dissenters' rights in connection with the Proposed Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before the shareholders have to take any action relating thereto.

     EXECUTING A WRITTEN CONSENT IN FAVOR OF THE NOMINEE ELECTION PROPOSALS WILL NOT PREVENT A SHAREHOLDER FROM DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MERGER.

                                   LITIGATION

     On August 4, 1998, AlliedSignal commenced the AlliedSignal Action, styled AlliedSignal Inc. v. AMP Incorporated, C.A. No. 98-CV-4058 (JTG), which has now been amended as set forth below.

     On August 21, 1998, the Company filed a complaint against AlliedSignal and PMA in the District Court styled AMP Incorporated v. AlliedSignal Corporation and PMA Acquisition Corporation, C.A. No. 98-CV-4405 (the 'Company Action'), which has now been amended as set forth below.

     On August 24, 1998, the Company filed an Answer to the AlliedSignal complaint denying AlliedSignal's contentions and asserting as affirmative defenses that (i) the AlliedSignal complaint fails to state a claim for which relief may be granted, (ii) AlliedSignal does not have standing to bring the claims and (iii) the claims are moot because the Rights Agreement has been amended and the 'Dead Hand Provision' has been removed.

     On September 11, 1998, in the Company Action, the Company filed a motion for Partial Summary Judgment in the Nature of a Declaratory Judgment seeking a declaration that AlliedSignal's consent solicitation plan is 'unlawful and in violation of Pennsylvania law and public policy' on the ground that allegedly AlliedSignal's 'plan to pack AMP's Board [with AlliedSignal's nominees] will create a pervasive and irreconcilable conflict of interest -- one that is abhorrent to the law and public policy of the Commonwealth.'

     On September 14, 1998 AlliedSignal filed a motion to amend its complaint in the AlliedSignal Action (the 'Amended Complaint'). The Amended Complaint seeks:
(i) declaratory and injunctive relief declaring the Nonredemption Provision invalid under Pennsylvania law; or, to the extent that the Nonredemption Provision and other anti-takeover devices that preclude tender offers and consent solicitations are permitted under Pennsylvania law, declaring this law as so applied unconstitutional under the Supremacy and Commerce Clauses of the United States Constitution and (ii) declaratory and injunctive relief prohibiting any effort by the Company Board to manipulate or otherwise subvert the process of corporate democracy by (a) amending the Company By-laws, (b) taking advantage of the delay of the Record Date until October 15, 1998 to manipulate the corporate machinery or thwart or interfere with the Amended Initial Offer or this consent solicitation, or (c) taking any other action to frustrate the Amended Initial Offer or this consent solicitation.

     On September 14, 1998 AlliedSignal also filed a motion for (1) partial summary judgment on its claim for a declaratory judgment in the Amended Complaint that the Nonredemption Provision is ultra vires and invalid, or, in the alternative, a preliminary injunction restraining enforcement of the Nonredemption Provision; and (2) a preliminary injunction prohibiting the Company Board from amending the Company By-laws or Rights Agreement or taking any other action that would, as a practical matter, make the shareholder vote on this consent solicitation meaningless.

     On September 18, 1998, in the Company Action, AlliedSignal filed a cross-motion for partial summary judgment to dismiss the Company's claim that AlliedSignal's consent solicitation is unlawful.

     On September 22, AlliedSignal filed a Second Amended Complaint in the AlliedSignal Action in which, in addition to the relief sought in the Amended Complaint, it is seeking declaratory and injunctive relief with respect to the Shareholder Rights Proposal Nullification Provision. AlliedSignal also filed a supplemental motion seeking an order declaring the Shareholder Rights Proposal Nullification Provision illegal and void under Pennsylvania law.

     On September 22, 1998, the Company filed a First Amended Complaint in the Company Action. That First Amended Complaint alleges: (i) AlliedSignal's filings with the Commission are false and misleading because (a) they fail to disclose the manner in which the Nominees would satisfy their duty of undivided loyalty both to AlliedSignal and the Company, (b) they fail to disclose the manner in which the Nominees would propose to reconcile the interests of the Company with those of AlliedSignal, (c) they fail to disclose that AlliedSignal has stated, that, upon the election of the Nominees, it will discharge all of the Company's senior executives, and (d) they misrepresent that AlliedSignal will be able to vote the Shares acquired under the Amended Initial Offer because Chapter 25, Subchapter G of the PBCL prohibits AlliedSignal from voting such Shares; (ii) the First and Second Supplements to the Offer to Purchase and AlliedSignal's Amended Consent Statement are false and misleading because they fail to disclose that the Shareholder Rights Proposal is contrary to the provisions of the PBCL granting directors of a Pennsylvania corporation the sole discretion to determine the terms and conditions of rights plans; (iii) the Initial Offer, as amended by the First Supplement thereto, is unlawful because it constitutes a new tender offer and does not comply with federal securities laws requiring AlliedSignal to return all Shares tendered under the Initial Offer; (iv) by announcing its intention to commence the Second Offer upon expiration of the Initial Amended Offer, AlliedSignal was subject to a requirement under Rule 14d-2(b) under the Exchange Act to start the Second Offer within five days or abandon it, neither of which AlliedSignal has done; (v) because the Amended Initial Offer is not an amendment of the Initial Offer, but rather a new offer, AlliedSignal and PMA were required to hold the Initial Amended Offer open for a minimum period of 20 business days and to return all Shares tendered in the Initial Offer; (vi) the Initial Amended Offer and the Second Offer are actually the same offer, and, as a result, the purchase of Shares under the Initial Amended Offer will be in violation of Rule 10b-13 under the Exchange Act; and
(vii) alternatively, AlliedSignal's offers pursuant to the Initial Offer, the First Supplement, the Second Supplement and the Second Offer are part of a single effort by AlliedSignal to acquire control of the Company, which should be treated as a single integrated offer, so that Rule 14d-10(a)(2) under the Exchange Act requiring that the Company's shareholders receive the 'highest consideration paid' would be applicable. In addition, the First Amended Complaint alleges that (i) the Nominee Election Proposals violate the PBCL because they would render it impossible for the Company's directors to discharge their fiduciary obligations to the Company; (ii) the Shareholders Rights Proposal violates the PBCL because it would divest the Company Board of the authority under the PBCL to determine the terms and conditions of the Company's rights plans; and (iii) in Count Four, the Shares which AlliedSignal and PMA propose to buy are 'control shares' within the meaning of Chapter 25, Subchapter G of the PBCL because AlliedSignal and PMA have announced their intention to purchase all of the Company's Shares, and AlliedSignal and PMA may not vote the Shares they propose to buy. The First Amended Complaint seeks: (i) declaratory relief declaring that the Shareholders Rights Proposal and the Nominee Election Proposals set forth in the consent solicitation are contrary to Pennsylvania law; (ii) injunctive relief prohibiting AlliedSignal from (a) soliciting consents, (b) pursuing the Amended Initial Offer unless full compliance with Federal securities laws, including full and accurate disclosure, is made, (c) soliciting consents unless full and accurate disclosure is made, and (d) under Count Four, voting any of the Shares unless all requirements of Chapter 25, Subchapter G of the PBCL have been satisfied;
(iii) compensatory damages for all injuries suffered by the Company; and (iv) costs and disbursements, including attorneys' fees. The Company has made a motion for summary judgment on Count Four of the First Amended Complaint and for an injunction enjoining defendants from voting any Shares which they beneficially own unless and until they have their voting rights restored in accordance with Chapter 25, Subchapter G of the PBCL (the "Count Four Motion").

     AlliedSignal and PMA believe there is no merit to the Company's allegations and intend to vigorously defend against this lawsuit and the Count Four Motion.

     On September 23, 1998 the Company filed a cross-motion for summary judgment seeking dismissal of AlliedSignal's claims regarding the invalidity of the Shareholder Rights Proposal Nullification Provision.

     On September 25, 1998, AlliedSignal filed a motion to file its Third Amended Complaint in the AlliedSignal Action in which, in addition to the relief sought in the Amended Complaint and the Second Amended Complaint, it sought declaratory and injunctive relief declaring that the record date for this consent solicitation, including the Shareholder Rights Proposal, is October 15, 1998.

     The District Court heard arguments on the Company's and AlliedSignal's motions on September 28, 1998. The District Court denied AlliedSignal's request to fix October 15, 1998 as the record date for the Shareholder Rights Proposal.


     On October 8, 1998 the District Court issued the District Court Order denying the relief sought by AlliedSignal with respect to the Nonredemption Provision and the Shareholder Rights Proposal Nullification Provision. The District Court Order granted, in part, the Company's motion for summary judgment, temporarily enjoining this consent solicitation. See 'BACKGROUND OF THE SOLICITATION -- AlliedSignal Nominee Election Proposals' and 'THE NOMINEE ELECTION PROPOSALS -- Election of Nominees.' AlliedSignal is appealing the District Court Order to the United States Court of Appeals for the Third Circuit and has been granted expedited review. No assurance can be given that an appeal will be successful.


                                          ALLIEDSIGNAL INC.
                                          PMA ACQUISITION CORPORATION

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

Dated: October   , 1998

                                    ANNEX I
            SHARE OWNERSHIP OF THE COMPANY'S DIRECTORS AND OFFICERS

     The information set forth under the captions 'SECURITY OWNERSHIP OF DIRECTORS' and 'SECURITY OWNERSHIP OF EXECUTIVE OFFICERS' is excerpted from the Company 13E-4. Although AlliedSignal does not have any knowledge that would indicate that any information contained in such excerpt is inaccurate or incomplete, AlliedSignal does not take any responsibility for the accuracy or completeness of such information.

                        SECURITY OWNERSHIP OF DIRECTORS

     The following table sets forth, as of October 7, 1998, the number of shares of Common Stock (other than shares of phantom stock held in the Company's deferred compensation plans) beneficially owned by each of the Company's directors.

                               NAME                                   SHARE OWNERSHIP
-------------------------------------------------------------------   ---------------

Ralph D. DeNunzio..................................................         10,000
Barbara Hackman Franklin...........................................          7,410
Joseph M. Hixon III................................................      1,651,114(1)
William J. Hudson, Jr..............................................        409,138(2)(3)
Joseph Magliochetti................................................          4,000
Harold A. McInnes..................................................         42,689
Jerome J. Meyer....................................................          7,300
John C. Morley.....................................................          9,400
Robert Ripp........................................................        170,645(2)(3)(4)
Paul G. Schloemer..................................................         10,000(5)
Takeo Shiina.......................................................          8,120

------------

 (1) Mr. Hixon holds 15,791 and 120,000 of these shares in two limited partnerships and shares voting and dispositive powers. In addition to the beneficial ownership shown in the table, Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company.

 (2) A portion of the shares reported for Messrs. Hudson and Ripp are Performance Restricted Shares granted under the Company's 1993 Long-Term Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Ripp are held in the Company's Employee Savings and Thrift Plan.

 (3) Under the Company's former Bonus Plan (Stock Plus Cash), at August 20, 1998, Mr. Hudson also had 6,668 Stock Bonus Units. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 419,500 Stock Options, including 61,800 Stock Options transferred to a family limited partnership for the benefit of Mr. Hudson's immediate family; Mr. Ripp has 208,400 Stock Options. Vesting of stock options will accelerate upon a change of control.

 (4) In connection with the assumption of his new positions with the Company, Mr. Ripp was granted (i) options under the 1993 Long-Term Equity Incentive Plan to purchase 60,000 shares of Common Stock at an exercise price equal to $44.85 per share, which options will vest 100% after three years, and
     (ii) a restricted stock award of 25,000 shares of Common Stock, vesting on August 1, 2006 (Mr. Ripp's normal retirement date) or at his earlier death, disability or mutually agreed upon termination of employment. The restricted stock award made to Mr. Ripp provided that (A) upon the occurrence of a Change of Control a cash payment would be made for any then outstanding restricted shares on the date such shares would otherwise have vested (i.e., on Mr. Ripp's normal retirement date or at his earlier death, disability or mutually agreed upon termination of employment); provided, that if this cashout provision would adversely affect the Company's ability to consummate a transaction which is to be accounted for as a pooling of interests, the restricted shares would not be cashed out, but rather the shares would be cancelled and the appropriate number of unrestricted shares would be delivered on the otherwise applicable vesting date, and

                                              (footnotes continued on next page)

                                     A-I-1

(footnotes continued from previous page)
     (B) such restricted stock award would be subject to the terms of Mr. Ripp's Executive Severance Agreement.

 (5) Mr. Schloemer holds 1,400 of these shares of Common Stock of the Company in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers.

                    SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

     The following table sets forth, as of October 7, 1998, the number of shares of Common Stock (other than shares of phantom stock held in the Company's deferred compensation plans) beneficially owned by each of the Company's executive officers.

                     NAME AND ADDRESS OF
                      BENEFICIAL OWNER                          SHARE OWNERSHIP
-------------------------------------------------------------   ---------------
Richard P. Clark.............................................        34,135
Herbert M. Cole..............................................        87,893
Thomas J. DiClemente.........................................        32,937
Juergen W. Gromer............................................        70,454
John E. Gurski...............................................       116,198
David F. Henschel............................................         5,187
William J. Hudson, Jr........................................       409,138(1)(2)
John H. Kegel................................................        36,801
Mark E. Lang.................................................         4,547
Philippe Lemaitre............................................        16,858
Joseph C. Overbaugh..........................................        24,046
Nazario Proietto.............................................        42,244
Robert Ripp..................................................       170,645(1)(2)(3)
William S. Urkiel............................................        23,465

------------

(1) A portion of the shares reported for Messrs. Hudson and Ripp are Performance Restricted Shares granted under the Company's 1993 Long-Term Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Ripp are held in the Company's Employee Savings and Thrift Plan.

(2) Under the Company's former Bonus Plan (Stock Plus Cash), at August 20, 1998, Mr. Hudson also had 6,668 Stock Bonus Units. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 419,500 Stock Options, including 61,800 Stock Options transferred to a family limited partnership for the benefit of Mr. Hudson's immediate family; Mr. Ripp has 208,400 Stock Options. Vesting of stock options will accelerate upon a change of control.

(3) In connection with the assumption of his new positions with the Company, Mr. Ripp was granted (i) options under the 1993 Long-Term Equity Incentive Plan to purchase 60,000 shares of Common Stock at an exercise price equal to $44.85 per share, which options will vest 100% after three years, and (ii) a restricted stock award of 25,000 shares of Common Stock, vesting on August 1, 2006 (Mr. Ripp's normal retirement date) or at his earlier death, disability or mutually agreed upon termination of employment. The restricted stock award made to Mr. Ripp provided that (A) upon the occurrence of a Change of Control a cash payment would be made for any then outstanding restricted shares on the date such shares would otherwise have vested (i.e., on Mr. Ripp's normal retirement date or at his earlier death, disability or mutually agreed upon termination of employment); provided, that if this cashout provision would adversely affect the Company's ability to consummate a transaction which is to be accounted for as a pooling of interests, the restricted shares would not be cashed out, but rather the shares would be cancelled and the appropriate number of unrestricted shares would be delivered on the otherwise applicable vesting date, and (B) such restricted stock award would be subject to the terms of Mr. Ripp's Executive Severance Agreement.

                                     A-I-2

                                    ANNEX II
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
       OFFICERS OF ALLIEDSIGNAL AND PMA WHO ARE NOT NOMINEES AND CERTAIN
          EMPLOYEES AND OTHER REPRESENTATIVES OF ALLIEDSIGNAL AND PMA

     The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of (1) each employee of AlliedSignal and PMA who is not a Nominee and (2) each representative of AlliedSignal and PMA who may assist Morrow in soliciting consents from shareholders of the Company. Information regarding Nominees is set forth in 'THE NOMINEE ELECTION PROPOSALS' in this Consent Statement. Unless otherwise indicated, each person listed below is employed by AlliedSignal and the principal business address of each person listed below is 101 Columbia Road, P.O. Box 4000, Morristown, NJ 07962-2497.

                                                                     PRESENT PRINCIPAL
  NAME AND PRINCIPAL BUSINESS ADDRESS                             OCCUPATION OR EMPLOYMENT
----------------------------------------  ------------------------------------------------------------------------

Robert J. Buckley                         Manager, Investor Relations
Terrance L. Carlson                       Deputy General Counsel -- Corporate and Finance
G. Peter D'Aloia                          Vice President, Planning and Development
Robert F. Friel                           Vice President and Treasurer
John W. Gamble, Jr.                       Assistant Treasurer
James V. Gelly                            Vice President, Finance, Aerospace Marketing, Sales & Service
  1944 East Sky Harbor Circle
  Phoenix, AZ 85034
Steven J. Golub                           Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Mark E. Greenberg                         Vice President, Communications
Peter Gross                               Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Robert S. Harrison                        Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Yasushi Hatakeyama                        Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Peter Labbat                              Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Mark T. McMaster                          Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Wayne L. Moore                            Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Mary Elizabeth Pratt                      Assistant General Counsel -- Corporate and Finance
John L. Stauch                            Director, Investor Relations

                                     A-II-1

                                   ANNEX III
                    SHARES HELD BY PMA, ALLIEDSIGNAL, THEIR
            DIRECTORS AND EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND
         OTHER REPRESENTATIVES OF PMA AND ALLIEDSIGNAL AND THE NOMINEES
          AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

     On July 31, 1998, a subsidiary of AlliedSignal purchased 100 shares of Company Common Stock for $29.6875 per share. Such shares were subsequently transferred to AlliedSignal. No part of the purchase price or market value of any of such shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares. PMA and AlliedSignal disclaim beneficial ownership of any shares of Company Common Stock owned by any pension plan of AlliedSignal or any affiliate of AlliedSignal.

     Both Lazard and Goldman Sachs engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, each of Lazard and Goldman Sachs may trade securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Lazard has informed AlliedSignal that, as of August 6, 1998, Lazard held a net long position of approximately 20,861 shares of Company Common Stock, and Goldman Sachs has informed AlliedSignal that, as of August 7, 1998, Goldman Sachs held a net long position of 800,000 shares of Company Common Stock.


     Except as disclosed in this Consent Statement, none of AlliedSignal, PMA, their directors or executive officers, the Nominees or the employees or other representatives of PMA or AlliedSignal named in Annex II, other than Mark E. Greenberg who is the beneficial owner of 87 shares of Company Common Stock, owns any securities of the Company or any parent or subsidiary of the Company, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities. Except as disclosed in this Consent Statement, to the best knowledge of PMA, AlliedSignal, their directors or executive officers, the Nominees and the employees and other representatives of PMA or AlliedSignal named in Annex II, none of their associates beneficially owns, directly or indirectly, any securities of the Company or any parent or subsidiary of the Company.


     Except as disclosed in this Consent Statement, none of PMA, AlliedSignal, their directors or executive officers, the Nominees, the employees or other representatives of PMA or AlliedSignal named in Annex II, or, to their best knowledge, their associates has any arrangement or understanding with any person
(1) with respect to any future employment by the Company or its affiliates or
(2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1997, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of AlliedSignal or PMA and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 1997, but AlliedSignal and PMA believe that the interest of such persons in such transactions is not material.

                                    A-III-1

                                    ANNEX IV
               FORM OF PROPOSED AMENDMENTS TO THE COMPANY BY-LAWS

1. PROPOSED AMENDMENT TO SECTION 2.2 OF ARTICLE II

     Section 2.2 of Article II of the Company By-laws is amended, in its entirety, to read as follows:

          'The number of directors of the Corporation shall be twenty-eight. This Section 2.2 may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

2. PROPOSED AMENDMENT TO SECTION 2.4 OF ARTICLE II

     Section 2.4 of Article II of the Company By-laws is amended by replacing the first sentence thereof with the following:

          'Vacancies in the Board, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by the sole remaining director, provided, however, that any vacancies in the Board created by an amendment by shareholders of these By-laws shall be filled only by the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

3. PROPOSED AMENDMENT TO SECTION 1.7.2 OF ARTICLE 1

     Section 1.7.2 of Article 1 is amended by adding the following sentence after the last sentence thereof:

          'Notwithstanding anything contained in any other provision of these By-laws, any shareholder seeking to nominate candidates for election to the Board pursuant to shareholder action by written consent need not comply with any advance notification provisions contained in these By-laws, including, without limitation, Section 1.5.3 hereof. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

                                     A-IV-1

                                    ANNEX V
                    FORM OF NOMINEES' FIDUCIARY DUTY LETTER

[LOGO]                                                           AlliedSignal Inc.
                                                                 P.O. Box 2245
                                                                 Morristown, NJ 07962-2245

October   , 1998

AlliedSignal Inc.
101 Columbia Road
Morristown, NJ 07962

Dear Sirs:

     I am writing in connection with the AlliedSignal consent solicitation of the shareholders of AMP Incorporated to amend the AMP bylaws and elect AlliedSignal nominees to the AMP Board of Directors. I previously have agreed to serve as a director of AMP Incorporated, if elected.

     I have been informed that under Pennsylvania law, as an AMP director, I would have a fiduciary duty solely to AMP and could not be guided by or take into account any duties or responsibilities that I may have in any other capacity to AlliedSignal Inc. or its shareowners. If elected as a director of AMP, I undertake personally to be bound by and discharge my duty of undivided loyalty to AMP, and I agree to perform my duties in good faith, in a manner that I reasonably believe to be in the best interests of AMP.

     It is my understanding that, when the AlliedSignal Board of Directors approved the consent solicitation, AlliedSignal thereby agreed to my serving as an AMP director and fulfilling all of the duties that I would have to AMP under Pennsylvania law, even if those duties conflict with the interests of AlliedSignal.

                                          Sincerely,

                                     A-V-1

                                                                      APPENDIX 1

[BLUE CONSENT CARD]                                       [FORM OF CONSENT CARD]

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION
                  SOLICITATION ON BEHALF OF ALLIEDSIGNAL INC.
                        AND PMA ACQUISITION CORPORATION

     Unless otherwise indicated below, the undersigned, a shareholder of record of AMP Incorporated (the 'Company') as of the close of business on October 15, 1998 (the 'Record Date'), hereby consents, pursuant to Sections 1766 and 2524 of the Pennsylvania Business Corporation Law and Article IX of the Company's articles of incorporation with respect to all shares of common stock without par value of the Company (the 'Company Common Stock') held by the undersigned, to the taking of the actions set forth on the reverse hereof without a meeting of the shareholders of the Company.

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE
             ELECTION OF ALL PERSONS NAMED IN NOMINEE ELECTION PROPOSAL 4, CHECK THE APPROPRIATE BOX BELOW. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN NOMINEE ELECTION PROPOSAL 4, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX BELOW AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED UNDER NOMINEE ELECTION PROPOSAL 4:


                           NOMINEE ELECTION PROPOSALS

1. Amend Section 2.2 of Article II of the Company By-laws, in its entirety, to fix thenumber of directors of the Company at twenty-eight.

   CONSENT  [ ]                DOES NOT CONSENT  [ ]                ABSTAIN  [ ]

2. Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company's Board of Directors created as a result of a shareholder amendment to the Company By-laws may be filled only by a vote of the Company's shareholders.

   CONSENT  [ ]                DOES NOT CONSENT  [ ]                ABSTAIN  [ ]

3. Amend Section 1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate candidates for election to the Company's Board of Directors pursuant to shareholder action by written consent need not comply with the advance notification provisions of the Company By-laws applicable to the nomination of candidates in connection with meetings of the shareholders.

   CONSENT  [ ]                DOES NOT CONSENT  [ ]                ABSTAIN  [ ]

4. Elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the "Nominees") to serve as directors of the Company.





   -----------------------------------------------------------------------------

5. Repeal each provision of the Company By-laws or amendments thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of all of the foregoing actions.

   CONSENT  [ ]                DOES NOT CONSENT  [ ]                ABSTAIN  [ ]

IF NO BOX IS MARKED WITH RESPECT TO THESE PROPOSALS, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSALS, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

The provisions of the Consent Statement dated             ,1998 of AlliedSignal
Inc. and PMA Acquisition Corporation, which more fully set forth the amendments to the Company By-laws described in Nominee Election Proposals 1, 2 and 3, including the precise wording of such amendments (see Annex IV), are incorporated herein by reference.

The effectiveness of each of the Nominee Election Proposals is subject to, and conditional upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of the majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive this condition, but only with respect to Nominee Election Proposal 5.

          Please sign exactly as name appears on the label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, each joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

          Dated ___________________________________________, 1998

          Signature________________________________________

          Signature if held jointly________________________

          Title or Authority_______________________________

          IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.